Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Renaissance Medical Centre in Bountiful, Utah

SANTA ANA, Calif. (July 3, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Renaissance Medical Centre, a five-story, Class A medical office building located in the Salt Lake City suburb of Bountiful, Utah.

Located at 1551 S. Renaissance Drive, Renaissance Medical Centre consists of approximately 112,000 square feet of gross leaseable area. Completed in 2004, Renaissance Medical Centre was built to provide an alternative to hospital surgery in order to reduce costs and also retain patients that had previously traveled to Salt Lake County for services. The property is part of the larger Renaissance Towne Centre mixed-use development, which has plans to combine retail, entertainment, office, residential and healthcare properties in one area.

Renaissance Medical Centre is approximately 88 percent leased, and is anchored by MountainWest Surgical Center, which leases approximately 30,000 square feet of the building.

“Renaissance Medical Centre is a high quality asset that is part of a new development in an outstanding area, and less than three miles away from Lakeview Hospital, a major regional medical center,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “We believe this acquisition corresponds perfectly with the overall investment strategy of Grubb & Ellis Healthcare REIT; to invest in a diversified portfolio of healthcare-related real estate, focusing primarily on investments that produce current income.”

Lakeview Hospital is a 128-licensed-bed hospital offering various services such as cardiac rehabilitation, industrial medicine, behavioral medicine and cardiology.

Renaissance Medical Centre is easily accessible by Interstate 15 and Highway 89, as well as the newly developed FrontRunner Commuter station, Woods Cross. Tenants and patients have access to a public parking facility offering 496 parking spaces in the adjacent parking structure east of the property, as well as 21 parking spaces on the west side of the property.

The property was acquired from an unaffiliated third party represented by Chris Bodnar of CB Richard Ellis — Colorado Private Client Group. Grubb & Ellis Healthcare REIT primarily financed the acquisition of Renaissance Medical Centre through the assumption of the two existing loans on the property, which are serviced by Midland Loan Services, Inc. and Wachovia Bank, N.A and cash on hand.

As of June 20, 2008, Grubb & Ellis Healthcare REIT has sold approximately 37.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $374 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 30, 2008, has made 36 geographically diverse acquisitions for a total of 109 buildings valued at approximately $790 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in the Bountiful, Utah and the greater Salt Lake City, Utah area; the strengths and financial condition of Renaissance Medical Centre and its tenants, Renaissance Towne Centre and Lakeview Hospital; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.